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                                                                    EXHIBIT 10.7


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") is made and entered into as of January 1, 1996, by and between STAR VENDING, INC., a Nevada corporation (the "COMPANY"), and DAVID VAUN CRUMLY ("EMPLOYEE").

         WHEREAS, the Company and Employee desire to enter into this Agreement to assure the Company of the continuing and exclusive services of Employee and to set forth the rights and duties of the parties hereto.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants, terms and conditions set forth herein, the parties hereto agree as follows:

         1. EMPLOYMENT. During the term hereof, the Company hereby employs Employee, and Employee hereby accepts employment, as an Executive Vice President of the Company. Employee's primary duties will be to manage the Company's sales and marketing efforts in accordance with the policies established by the Company's Board of Directors. Employee will faithfully perform his duties to the best of his ability in accordance with the reasonable directions of the Company as given through the Board of Directors, the Chief Executive Officer and the President. Employee will devote his full business time, ability, attention and loyalty to the business of the Company during the term of this Agreement, and will not, directly or indirectly, render any services of a business, commercial, or professional nature to any other person, firm, corporation, or organization for compensation without the prior written consent of the Company. The foregoing notwithstanding, the parties agree that Employee may render services to Digital Network other than during normal business hours, provided that such activity does not adversely affect the performance of Employee's duties to the Company or involve Employee in any conflict of interest with respect to the Company.

         2. TERM. The term of Employee's employment by the Company pursuant to this Agreement shall be for a period of three years, commencing January 1, 1996 and ending December 31, 1998. The term of Employee's employment is subject to earlier termination as hereinafter provided in Paragraph 7.

         3.  COMPENSATION; FRINGE BENEFITS

                  (a) Base Salary. The Company shall pay Employee a monthly salary during the term of this Agreement. This salary shall initially be $10,000.00 per month. Employee's monthly salary shall be increased for the respective calendar years (or



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applicable portion thereof) commencing January 1, 1997, and January 1, 1998, as follows:

                           (i)  Before January 31, 1997, the parties shall
ascertain from the official Consumers Price Index for All Urban Wage Earners and Clerical Workers (Revised Series), Los Angeles-Anaheim-Riverside Average (1982-1984 = 100) as published by the Bureau of Labor Statistics, Department of Labor (the "Index"), the index figure for December 1995 (the "Base Period Index") and for December 1996 (the "Comparison Period Index"). If the Comparison Period Index exceeds the Base Period Index, the monthly salary payable by the Company to Employee for the entire calendar year 1997 shall be increased (but not decreased) by multiplying Employee's then-existing monthly salary by a fraction, the numerator of which shall be the Comparison Period Index and the denominator of which shall be the Base Period Index. If the Comparison Period Index does not exceed the Base Period Index, the monthly minimum salary payable to Employee by Company during calendar 1997 shall remain at the initial monthly salary.

                           (ii)  A similar adjustment shall be made to
Employee's monthly salary for the entire calendar year 1998; but for the purpose of such adjustment, the Base Period Index shall be calculated as of December, 1996 and the Comparison Period Index shall be calculated as of December 1997.

                           (iii)  If the Index is no longer published, then
appropriate index figures for the Base Period Index and the Comparison Period Index shall be derived from any successor or comparable index mutually agreed by the parties to be authoritative.

                           (iv)  The parties acknowledge that the Comparison
Period Index figures for each year of the Employment Agreement hereunder may not be available in a timely manner. Therefore, the monthly salary in effect during the preceding month shall continue in effect until the respective average index figures for the Comparison Period Indexes have been ascertained. Upon determination of the respective Comparison Period Indexes for each year, an appropriate adjustment shall be made, retroactive to January 1 of 1997 and 1998, respectively, and the Company shall immediately pay to Employee any increased salary found to be due.

                  Employee may receive such other increases in his salary in addition to those set forth above as the Board of Directors of the Company may approve from time to time. Employee's salary shall not be reduced at any time during the term of this Agreement, but the foregoing shall not limit the Company's rights under Section 7 hereof.



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                  (b) Incentive Compensation. In addition to the salary set
forth in (a) above, Employee shall be entitled to receive incentive compensation in the form of a commission on certain of the Company's accounts. This commission shall be calculated as set forth on Exhibit A hereto and shall be applied to those accounts specified on Exhibit B hereto. Exhibits A and B are incorporated herein by reference. The Company's obligation to pay Employee incentive compensation pursuant to this Section 3(b) shall automatically terminate upon the payment of a bonus pursuant to Section 3(e) below.

                  (c) Stock Options. Employee shall be awarded incentive stock options to purchase a total of 180,000 shares of the Company's common stock pursuant to the Company's 1996 Stock Incentive Plan. This option grant shall be evidenced by an Incentive Stock Option Agreement in the form attached hereto as Exhibit C, which is incorporated herein by this reference.

                  (d) Fringe Benefits. During the employment term, Employee shall be entitled to receive, at the Company's sole expense, the following fringe benefits:

                           (i) Group health insurance, paid vacation leave, life
insurance and other insurance programs to the same extent, and on the same terms, as other employees of the Company; and

                           (ii) Other benefits accorded to executives of the
Company as determined from time to time by the Board of Directors.

                  (e) Bonus upon Sale Transaction. In addition to all other compensation set forth in this Section 3, upon a Sale Transaction (as defined below), Employee shall receive a bonus subject to the following terms and conditions:

                           (i)  For the purposes of this Section 3(e), a
"Sale Transaction" shall mean the acquisition by a single entity or group of affiliated entities (other than existing shareholders of the Company or their affiliates) of more than seventy-five percent (75%) of the voting securities of the Company pursuant to a tender offer or exchange offer approved in advance by the Board of Directors.

                           (ii)  For the purposes of this Section 3(e),
"Employee Accounts" shall mean those sales accounts of the Company relating to customers introduced to the Company by Employee. A current listing of the Employee Accounts is set forth in Exhibit D hereto, which is incorporated herein by this reference. The parties agree that they will jointly update Exhibit D no less frequently than each calendar quarter during the term of this Agreement, to add accounts relating to customers subsequently introduced by Employee and to delete accounts of




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customers no longer active with the Company. Such updating will be accomplished through the reasonable determinations of the parties acting in good faith.

                           (iii)  For the purposes of this Section 3(e),
"Monthly Gross Sales," with respect to any specified customer accounts of the Company, shall mean the gross sales recognized by the Company during a given calendar month for such accounts, exclusive of taxes, equipment costs, rental charges, and other incidental charges. Monthly Gross Sales shall be determined by the Company consistently with its customary accounting practices.

                           (iv)  Upon the successful consummation of a Sale
Transaction prior to the termination of this Agreement, Employee shall be entitled to receive a bonus equal to the lesser of (i) $1,500,000, or (ii) a percentage (the "Bonus Percentage") of the Monthly Gross Sales with respect to the Employee Accounts for the calendar month immediately preceding the date of such consummation; provided, however, that Employee continues to be employed by the Company until such date and no breach or default upon Employee's part under this Agreement has then occurred and is continuing. The Bonus Percentage shall equal ten percent (10%) of the Monthly Gross Sales from Employee Accounts for such month up to $3,000,000; plus twenty percent (20%) of such Monthly Gross Sales, if any, in excess of $3,000,000 but less than $5,000,000; plus thirty percent (30%) of such Monthly Gross Sales, if any, in excess of $5,000,000. Any bonus to which Employee is entitled under this Section 3(e) shall be paid to the Employee in cash within ninety (90) days after the successful consummation of the Sale, provided, however, that if the Sale Transaction involves consideration to STAR or its shareholders other than cash (including, without limitation, a stock-for-stock transaction), the Company in its sole discretion may in lieu of the all cash bonus described above in this subparagraph instead pay to Employee up to 50 percent of such bonus in the form of shares of Company stock, or shares of the stock of any such acquirer, with such shares being valued in good faith by the parties as of the close of any such Sale Transaction.

                  (f) Possible Reduction of Payments. Any provision in this Agreement to the contrary notwithstanding, in no event will Employee receive a payment which would trigger the excise taxes and disallowance of deductions contemplated by Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Code"). In the event that any amount calculated hereunder would result in such a payment, such amount shall be reduced to the largest amount that would not result in such a payment. This reduction shall apply to any and all compensation, including compensation pursuant to stock option grants governed by separate agreement between the Company and Employee. If, at the time of any such payment, no stock of the Company is readily tradable on an established securities market or otherwise, then the Company



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agrees to use its best efforts to cause such payment to meet the exemption set forth in Sections 280G(b)(5)(A)(ii) and (B) of the Code, so that no reduction will be required hereunder.

                  (g) Taxes. Compensation paid to Employee under this Section 3 shall be subject to withholding for federal and state income tax purposes. All payments received hereunder by Employee shall be reported on his federal and state tax returns as compensation for employment in a manner consistent with this Agreement.

         4. CONFIDENTIAL INFORMATION. Employee shall, during the term hereof and thereafter, hold in confidence and not disclose to any person or entity without the express prior authorization of the Company, any and all trade secrets of the Company (including, without limitation, all customer lists and lists of customer sources), and any and all other secret or confidential information relating to the services, customers, sales or business affairs of the Company or its affiliates. Employee agrees that he will not make use of any of the above at any time after termination of his employment hereunder. Upon termination of his employment, Employee shall deliver to the Company all documents, records, notebooks, work papers, and all similar repositories containing any information concerning the Company, whether prepared by Employee, the Company or anyone else. This Agreement will further incorporate any and all provisions with respect to confidentiality, trade secrets, secret processes and data to which Company may be required to cause its employees to agree under the terms and provisions of any contract entered into by Company with any customer or client thereof, or under the terms of any subcontract to which Company may be a party, whether the same be in any contract to which the Company is presently a party or may, during the course of this Agreement, become a party, or under the provisions of any other contract with a customer of Company.

         5. NO SOLICITATION OF EMPLOYEES. Employee further agrees that during the term hereof and for a period of twelve (12) months thereafter, he will not, directly or indirectly, for himself, or as agent, or on behalf of or in conjunction with any other person, firm, partnership, corporation or other entity, induce or entice any employee of the Company or its affiliates to leave such employment or cause anyone else to do so.

         6. ASSIGNMENT. Employee shall not have any right to delegate or transfer any duty or obligation to be performed by him hereunder to any third party, nor to assign or transfer the right, if any, to receive payments hereunder.

         7. TERMINATION. This Agreement, the employment of Employee hereunder, and any future obligation of the Company to make



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salary, incentive or other payments hereunder, may be terminated at any time:

                  (a) By mutual agreement;

                  (b) By the Company if Employee dies or becomes physically or mentally disabled (the term "disabled" as used herein shall mean any mental or physical illness or disability that renders the Employee unable to perform the essential functions of his position hereunder, after reasonable accommodation of such disability by the Company);

                  (c) By the Company, for cause, if Employee (1) has committed any material act of dishonesty, fraud or misrepresentation or any act of moral turpitude; (2) is in default in the performance of Employee's material obligations, services or duties hereunder; or (3) has failed to execute specific instructions from the Company's Board of Directors or executive officers, which failure is not corrected by Employee after reasonable notice from the Company;

                  (d) By the Company, without cause, at any time during the term of this Agreement; or

                  (e) By the Employee if the Company is in default of its material obligations or duties hereunder.

                           In the event of any termination under clauses (a),
(b), (c) or (d) of this paragraph, Employee (or, in the event of Employee's death, his estate) shall be entitled to receive compensation accrued and payable to him as of the date of termination or death, and all other amounts payable hereunder, including, but not limited to, incentive compensation, shall thereupon cease. If Employee's employment is terminated (x) pursuant to clause
(e) of this paragraph, or (y) pursuant to clause (d) of this paragraph within four months after the consummation of a Sale Transaction relating to the Company, then Employee shall continue to receive the compensation provided herein until the expiration of this Agreement. Any amounts earned by him (other than through his personal investment activities) prior to such expiration by virtue of other employment shall be deducted from amounts to which he is entitled hereunder.

         8. REPRESENTATIONS AND WARRANTIES OF EMPLOYEE. Employee represents and warrants that there are no agreements or arrangements, whether written or oral, that would be breached by Employee upon execution of this Agreement or that would impair or prevent Employee from rendering exclusive services to the Company during the term hereof, and that Employee has not made and will



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not make any commitment or do any act in conflict with this Agreement.

         9. MISCELLANEOUS. This Agreement, and the legal relations between the parties, shall be governed by and construed in accordance with the laws of the State of California. This Agreement supersedes all prior agreements between the parties concerning the subject matter hereof and constitutes the entire agreement between the parties with respect thereto. This Agreement may be modified only with a written instrument duly executed by each of the parties. No waiver by any party of any breach of this Agreement shall be deemed to be a waiver of any proceeding or succeeding breach. The headings and titles to the paragraphs of this Agreement are inserted for convenience only and shall not be deemed a part of or effect the construction or interpretation or any provision hereof. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                                         STAR VENDING, INC.


                                         By____________________________________

                                             Title_____________________________



                                         EMPLOYEE


                                         ___________________________________
                                         DAVID VAUN CRUMLY



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